EXHIBIT 10.1
FIRSTMERIT CORPORATION
2008 SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
     Effective as of January 1, 2008 (the “Effective Date”), the Company adopts this Plan for the benefit of a select group of management or highly compensated employees. The Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of ERISA.
Article 1 — Definitions
     When used in this Plan, the following words, terms and phrases have the meanings given to them in this Article unless another meaning is expressly provided elsewhere in this document. When applying these definitions and any other word, term or phrase used in this Plan, the form of any word, term or phrase will include any and all of its other forms.
1.01 “Account” means the bookkeeping account established for each Participant as provided in Section 5.01 hereof.
1.02 “Affiliate” means any person that, along with the Company, would be considered a single employer under Sections 414(b) and 414(c) of the Code.
1.03 “Aggregated Plan” means any arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan under Treasury Regulation Section 1.409A-1(c)(2).
1.04 “Board” means the Board of Directors of the Company.
1.05 “Cause” means “cause” as defined in any written agreement between the Participant and the Company or any Affiliate or, if there is no written agreement or such term is not defined therein, “Cause” means one or more of the following acts of the Participant:
     (a) Any act of fraud, intentional misrepresentation, embezzlement, misappropriation or conversion by the Participant of the assets or business opportunities of the Company or any of its Affiliates;
     (b) Conviction of the Participant of (or plea by the Participant of guilty to) a felony (or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain) or intentional and repeated violations by the Participant of the written policies or procedures of the Company or any Affiliate, as the case may be;
     (c) Disclosure, other than through mere inadvertence, to unauthorized persons of any Confidential Information (as defined in Section 1.12);
     (d) Intentional breach of any contract with or violation of any legal obligation owed to the Company or any of its Affiliates;

     (e) The Participant’s (i) willful and continued refusal to substantially perform assigned duties (other than any refusal resulting from sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may result in a Disability), (ii) willful engagement in gross misconduct materially and demonstrably injurious to the Company or any of its Affiliates or (iii) breach of any term of this Plan; or
     (f) Any intentional cooperation with any party attempting to effect a Change in Control unless (i) the Board has approved or ratified that action before the Change in Control or (ii) that cooperation is required by law.
Notwithstanding the foregoing, “Cause” will not arise solely because the Participant is absent from active employment during periods of paid time off, consistent with the applicable paid time off policy of the Company or any Affiliate, as the case may be, sickness or illness or while suffering from an incapacity due to physical or mental illness, including a condition that does or may result in a Disability or other period of absence initiated by the Participant and approved by the Company or an Affiliate, as the case may be.
1.06 “Change in Control” means “change in control” as defined in any written agreement between the Participant and the Company or any Affiliate or, if there is no such written agreement or such term is not defined therein, then “change in control” as defined in the FirstMerit Corporation Amended and Restated 2006 Equity Plan, as amended from time to time.
1.07 “Code” means the Internal Revenue Code of 1986, as amended.
1.08 “Committee” means the Compensation Committee of the Board.
1.09 “Company” means FirstMerit Corporation, an Ohio corporation.
1.10 “Company Contribution” means a deemed contribution made by the Company that is credited to a Participant’s Account in accordance with the terms of Article 3 hereof.
1.11 “Compensation” means a Participant’s base pay, overtime, commissions and other pay related to job performance prior to reduction for amounts deferred pursuant to Sections 401(k), 125 and 132(f) of the Code, but excluding irregular payments and other compensation not directly related to job performance as determined by the Committee.
1.12 “Confidential Information” means any and all information (other than information in the public domain) related to the Company’s or any Affiliate’s business, including all processes, inventions, trade secrets, computer programs, technical data, drawings or designs, information concerning pricing and pricing policies, marketing techniques, plans and forecasts, new product information, information concerning methods and manner of operations and information relating to the identity and location of all past, present and prospective customers and suppliers.

1.13 “Disabled” means:
     (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or
     (b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer; or
     (c) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.
1.14 “Distribution Election Form” means the form prescribed by the Committee that each Eligible Employee or Participant, as the case may be, may complete to designate the form of distribution of his or her Account.
1.15 “Eligible Employee” means any person employed by the Company or an Affiliate who (a) is a member of a select group of management or a highly compensated employee (both within the meaning of Title I of ERISA), (b) is employed in an Executive Tier Position, and (c) is not then participating in the Prior SERP. The determination of whether any person is an Eligible Employee shall be made by the Committee in its sole and absolute discretion.
1.16 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.17 “Executive Tier Position” may include any of the following, as designated by the Committee in its sole discretion: (a) Chief Executive Officer; (b) Chief Financial Officer; (c) Chief Technology Officer; (d) Chief Operating Officer; (e) Chief Legal Officer; (f) Chief Human Resources Officer; (g) Chief Credit Officer; (h) Wealth Management Line of Business Leader; (i) Retail Line of Business Leader; (j) Commercial Line of Business Leader; or (k) any other position or person that is designated by the Committee in its sole discretion.
1.18 “Good Reason” means “good reason” as defined in any written Change in Control Termination Agreement or Displacement Agreement between the Participant and the Company or any Affiliate or, if there is no such written agreement or such term is not defined therein, “Good Reason” means any of the following to which the Participant has not specifically consented in writing:
     (a) at any time on or after a Change in Control, any breach of this Plan by or on behalf of the Company or any Affiliate;
     (b) at any time on or after a Change in Control, a reduction in the Participant’s title, duties, responsibilities or status, as compared to either (i) the Participant’s title, duties,

responsibilities or status immediately before the Change in Control or (ii) any enhanced or increased title, duties, responsibilities or status assigned to the Participant on or after the Change in Control;
     (c) at any time on or after a Change in Control, the permanent assignment to the Participant of duties that are inconsistent with (i) the Participant’s office immediately before the Change in Control or (ii) any more senior office to which the Participant is promoted on or after the Change in Control;
     (d) during any calendar year ending on or after a Change in Control (or any fractional calendar year ending on or after a Change in Control), a fifteen percent (15%) or larger reduction (other than a reduction that is attributable to any Separation from Service due to death, after reaching age sixty-five (65) (but only if the Participant is then entitled to an immediate, unreduced benefit under a deferred compensation plan described in Section 401(a) of the Code), Disability or Cause, voluntary Separation from Service by the Participant other than for Good Reason or for any period of temporary absence protected by law or initiated by the Participant and approved by the entity with which the Participant has a direct employment relationship (the “Employer”)) in the aggregate value of the highest of the Participant’s total compensation for the calendar year ending before the date of Separation from Service (including base salary, cash bonus potential, the value of employee benefits, other than value associated solely with the performance of investments the Participant controls, and fringe benefits but excluding compensation attributable to the exercise or liquidation of stock options) or, if higher, the Participant’s total compensation for the last calendar year ending before the Change in Control (including base salary, cash bonus potential, the value of employee benefits, other than value associated solely with the performance of investments the Participant controls, and fringe benefits);
     (e) at any time on or after a Change in Control, a requirement that the Participant relocate to a principal office or worksite (or accept indefinite assignment) to a location more than fifty (50) miles distant from (i) the principal office or worksite to which the Participant was assigned immediately before the Change in Control or (ii) any location to which the Participant agreed, in writing, to be assigned after a Change in Control;
     (f) at any time on or after a Change in Control, the imposition on the Participant of business travel obligations substantially greater than the Participant’s business travel obligations during the twelve (12) consecutive-calendar-month period ending immediately before the Change in Control but determined without regard to any special business travel obligations associated with activities relating to the Change in Control;
     (g) at any time on or after a Change in Control, the Employer’s (i) failure to continue in effect any material fringe benefit or compensation plan, retirement or deferred compensation plan, life insurance plan, health and accident plan, sick pay plan or disability plan in which the Participant is participating (or was eligible to participate) immediately before the Change in Control, (ii) modification of any of the plans or programs just described that adversely affects the potential value of the Participant’s benefits under those plans (other than value associated solely with the performance of investments the Participant controls) or (iii) failure to provide the Participant, after a Change in Control, with the same number of paid vacation days to which the Participant is or becomes entitled at or anytime after the Change in Control under the terms of the Employer’s vacation policy or program. However, Good Reason will not arise under this subsection solely because (x) the Company or any Affiliate terminates or modifies any such program on or after a Change in Control solely to comply with applicable law but only to the extent required to meet applicable legal standards, (y) a plan or benefit program expires under self-executing terms contained in that plan or benefit program before the Change in Control or (z) the Company or any Affiliate replaces a plan or program with a successor plan or program of equal or equivalent value to the Participant;
     (h) for the duration of any period of any absence from active employment that begins or continues at any time on or after a Change in Control, failure to provide or continue for the Participant any benefits (including disability benefits) available to employees who are absent from active employment (including because of Disability) under programs maintained by the Company or any Affiliate on the date the absence (including Disability) begins;
     (i) on or after a Change in Control, the Participant is unable to perform normally assigned duties because of a physical or mental condition and, before the Participant’s Disability is established for purposes of this Plan, the Participant incurs a Separation from Service by the Company or any Affiliate before the end of the Disability determination period;
     (j) on or after a Change in Control, the Company or any Affiliate unsuccessfully attempts to cause the Participant to incur a Separation from Service for Cause;
     (k) on or after a Change in Control, the Company attempts to amend or terminate this Plan without regard to the procedures described in Section 12.07; or
     (l) failure at any time to obtain an assumption of the Company’s or any Affiliate’s obligations under this Plan by any successor to any of them, regardless of whether such entity becomes a successor to the Company or any Affiliate as a result of a merger, consolidation, sale of assets or any other form of reorganization.
Notwithstanding the foregoing, if, within thirty (30) days after the date the Participant gives the Company written notice of a Separation from Service for Good Reason, the Company or its Affiliates, as the case may be, corrects to reasonable satisfaction of the Participant the condition specified in such notice as the basis for the Separation from Service, such notice shall be deemed to have been withdrawn and will be of no effect.
1.19 “Hours of Service” means “Hours of Service” as defined in the The FirstMerit Corporation and Affiliates Employees’ Salary Savings Retirement Plan, as amended from time to time.
1.20 “Investment Fund” means each deemed investment vehicle which serves as a means to measure value, increases or decreases with respect to a Participant’s Account.

1.21 “Participant” means an Eligible Employee who becomes a participant as provided in Article 2.
1.22 “Plan” means the FirstMerit Corporation 2008 Supplemental Executive Retirement Plan.
1.23 “Plan Year” means each calendar year during which the Plan is in effect.
1.24 “Prior SERP” means the FirstMerit Corporation Executive Supplemental Retirement Plan, as amended from time to time.
1.25 “Retirement” means the date a Participant Separates from Service and would qualify for retirement eligibility under the Pension Plan for Employees of FirstMerit Corporation & Affiliates if the Participant were eligible to participate in such plan.
1.26 “Separation from Service” means a “separation from service” with the Company and its Affiliates within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).
1.27 “Specified Employee” means a Participant who is a “specified employee” as defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(i) and as determined under the Company’s policy for determining specified employees.
1.28 “Trust Fund” means the trust established under the Trust Agreement, if any.
1.29 “Trust Agreement” means an agreement, if any, between the Company and a trustee under which the assets intended to pay benefits under the Plan may be held, administered and managed, which shall be substantially in the form provided under Revenue Procedure 92-64.
1.30 “Valuation Date” means the last day of each calendar month or any other more frequent date or dates fixed by the Committee from time to time for the valuation and adjustments of Accounts.
Article 2 — Participation
2.01 Commencement of Participation. Each Eligible Employee shall become a Participant on the date on which the Eligible Employee is designated a Participant by the Committee.
2.02 Loss of Eligible Employee Status. Except as provided in Section 3.02, a Participant who is no longer an Eligible Employee shall not be eligible to receive Company Contributions. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 — Company Contributions
3.01 Company Contributions. With respect to each Plan Year, the Company will make a deemed contribution to each Participant’s Account in an amount equal to ten percent (10%) of the Participant’s Compensation for the portion of the Plan Year during which (a) the Participant participates in the Plan and (b) is an Eligible Employee.
3.02 Crediting of Contributions. A Participant’s Account shall be credited with a Company Contribution for a Plan Year only if the Participant has not Separated from Service prior to the end of the Plan Year, unless such Separation from Service is due to the Participant’s death, Disability or Retirement or as otherwise determined by the Committee in its sole discretion. A Company Contribution shall be credited to a Participant’s Account as soon as administratively practicable following the earlier of (a) the end of the applicable Plan Year or (b) to the extent applicable, the Participant’s Separation from Service.
Article 4 — Vesting
4.01 Vesting of Company Contributions. Except as otherwise determined by the Committee in its sole discretion, subject to Section 4.02 and provided that the Participant has not Separated from Service, a Participant shall become one hundred percent (100%) vested in the Participant’s Account after completing at least 1,000 Hours of Service in three (3) consecutive Plan Years during which the Participant was participating in the Plan.
4.02 Accelerated Vesting Events. A Participant shall become one hundred percent (100%) vested in the Participant’s Account upon the earliest to occur of: (a) a determination that the Participant is Disabled prior to the Participant’s Separation from Service; (b) the Participant’s Separation from Service due to his or her death or (c) the Participant’s Separation from Service by the Company or any of its Affiliates without Cause or by the Participant for Good Reason, in each case, within two (2) years following a Change in Control.
4.03 Amounts Not Vested. Subject to the foregoing, any amounts credited to a Participant’s Account that are not vested at the time of the Participant’s Separation from Service shall be forfeited.
Article 5 — Accounts
5.01 Accounts. The Company shall establish and maintain an Account for each Participant. The Company shall (a) credit each Company Contribution for any Plan Year to the Participant’s Account, (b) as of each Valuation Date, adjust the Account to reflect any deemed earnings or losses on the foregoing, investment experience and, in the Company’s sole discretion, any other appropriate adjustments and (c) reduce the Account by any distributions made from such Account.

5.02 Investments.
     (a) A Participant may direct that the Participant’s Account be valued as if it is invested in one or more Investment Funds as selected by the Committee from time to time and in accordance with procedures established by the Committee from time to time. The Committee may, from time to time, approve changes to the Investment Funds for purposes of this Plan.
     (b) A Participant may change the Participant’s selection of Investment Funds as permitted by the Committee with respect to the Participant’s Account by filing a new election in accordance with procedures established by the Committee from time to time.
     (c) Notwithstanding a Participant’s ability to designate the Investment Funds in which the Participant’s Account shall be deemed to be invested, neither the Company nor any Affiliate shall have any obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the books of the Company and its Affiliates, as applicable, and no Participant shall obtain any property right or interest in any Investment Fund or any other particular assets of the Company or any of its Affiliates.
Article 6 — Distributions and Distribution Elections
6.01 In General.
     (a) Except as otherwise provided in this Article 6, a Participant will receive or begin to receive a distribution in cash equal to the value of the vested portion of the Participant’s Account within ninety (90) days (determined in the sole discretion of the Company) following the Participant’s Separation from Service.
     (b) A Participant may elect in accordance with Section 6.01(c) to receive the distribution described in Section 6.01(a) in a lump sum or in up to ten (10) substantially equal annual installments. If a Participant elects to receive substantially equal annual installments, the amount of each installment shall be determined by multiplying the vested portion of the Participant’s Account by a fraction, the denominator of which in the first year of payment equals the number of years (not to exceed ten (10)) over which the Participant has elected benefits to be paid, and the numerator of which is one (1). The amount of the installments for each succeeding year shall be determined by multiplying the Participant’s Account as of the applicable anniversary of the distribution by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Each annual installment following the first installment shall be paid on the anniversary of the distribution of such first installment. If a Participant does not make a valid election under this Section 6.01(b) and Section 6.01(c), the vested portion of the Participant’s Account shall be distributed in a lump sum within ninety (90) days (determined in the sole discretion of the Company) following the Participant’s Separation from Service.

     (c) An election under this Section 6.01 must be made on a Distribution Election Form and must meet the following requirements:
     (i) The Distribution Election Form must be submitted to the Company by December 31 of the Plan Year preceding the Plan Year during which the Participant will perform services relating to the Participant’s first Company Contribution under this Plan. Notwithstanding the foregoing, for any Plan Year in which a Participant is first eligible to participate in this Plan, the Distribution Election Form may be submitted to the Company within thirty (30) days after the date on which the Participant first becomes eligible to participate in this Plan, with respect to any Company Contribution to be credited for services performed after such election is made. For these purposes, a Participant shall be first eligible to participate in this Plan only if the Participant is not eligible to participate in any Aggregated Plan.
     (ii) The election shall be subject to the terms and conditions specified in this Plan and in such Distribution Election Form and, except as provided in Section 6.04, is irrevocable once it is made.
6.02 Effect of Death or Disability. Notwithstanding anything in this Plan to the contrary, if the Participant dies or becomes Disabled, all amounts credited to the Participant’s Account shall be distributed in cash to the Participant or the Participant’s beneficiary (in accordance with Article 9), as applicable, in a lump sum within ninety (90) days following the Participant’s death or Disability, as applicable. Such lump sum distribution shall be made regardless of whether or not the distribution of any of the Participant’s Account has been made or begun.
6.03 Separation from Service for Cause. Notwithstanding anything in this Plan to the contrary, if a Participant incurs a Separation from Service by the Company for Cause, all amounts credited to the Participant’s Account (whether or not vested) shall be forfeited as of the date of such Separation from Service.
6.04 Changes to Distribution Elections. A Participant shall be permitted to elect to change the form of distribution of the Participant’s Account if such change meets the following requirements:
     (a) On or before December 31, 2008, the Participant may elect to change the form of distribution (based on the alternatives described in Section 6.01(b)) by filing a new Distribution Election Form with the Company on or before December 31, 2008; provided, however, that (i) such election may not apply to any amount otherwise payable in 2008 and (ii) such election may not cause an amount to be paid in 2008 that would not otherwise be payable in 2008. After December 31, 2008, this subsequent distribution election may be changed or revoked only as provided in Section 6.04(b).
     (b) After December 31, 2008, the Participant may elect to change the form of distribution (based on the alternatives described in Section 6.01(b)) by filing a new Distribution Election Form with the Company; provided, however, that: (i) such change may not take effect until at least twelve (12) months after the date on which such election is made; (ii) the payment with respect to which such change is made must be deferred (other than a distribution upon death or Disability) for a period of not less than five (5) years from the date such payment would otherwise have been paid (or, in the case of installment payments treated as a single payment, from the date the first amount was scheduled to be paid); and (iii) any change affecting a distribution to be made at a specified time or pursuant to a fixed schedule must be made not less than twelve (12) months before the date the amount was scheduled to be paid (or, in the case of installment payments treated as a single payment, before the date the first amount was scheduled to be paid). Such election may not be changed after the last permissible date for making such election as described in this Section 6.04(b).
Once a Participant’s Account begins distribution, no changes to the distribution of such Account shall be permitted. For purposes of this Section 6.04, if the right to any payments would constitute the right to a “series of installment payments” within the meaning of Section 409A of the Code, then such payments shall be treated as a single payment within the meaning of Section 409A of the Code.
6.05 Limited Cash-Out. Notwithstanding anything in this Plan to the contrary, the Company, in its sole discretion, may require a lump sum distribution of a Participant’s Account under the Plan if: (a) the distribution results in the termination and liquidation of the entirety of the Participant’s interest under the Plan and all Aggregated Plans; and (b) the aggregate distribution under the arrangements is not greater than the applicable dollar amount under Section 402(g)(1)(B) of the Code.
6.06 Distributions to Specified Employees. Notwithstanding anything in this Plan to the contrary, if a Participant is a Specified Employee at the time of the Participant’s Separation from Service, then no distribution to such Participant in connection with such Separation from Service shall be made (or commence) until the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death. The first distribution that can be made under this Section 6.06 shall include the cumulative amount of any amounts that could not be distributed during such postponement period.
Article 7 — Post-Separation from Service Obligations
7.01 Clawback. If a Participant competes against the Company within three (3) years following the Participant’s Separation from Service, the Company may, in the sole discretion of the Committee, (a) require that the Participant pay to the Company an amount equal to all distributions that the Participant has received pursuant to the Plan and (b) forfeit the Participant’s rights to any remaining amounts credited to the Participant’s Account.
7.02 Non-Competition. For purposes of this Article 7:
     (a) A Participant will be deemed to be competing with the Company if the Participant engages or becomes interested in or connected with any business or venture that is competitive with the business of the Company or any of its Affiliates.

     (b) A business or venture will be considered competitive with the business of the Company or any of its Affiliates:
     (i) If it is conducted in whole or in part within a radius of one hundred (100) miles of the office to which the Participant is assigned on the date of the Participant’s Separation from Service; and
     (ii) If it involves the conduct of any business or the furnishing of any financial or banking services that a national banking association, bank holding company, state bank, savings and loan association or other regulated financial institution is permitted by law to conduct or furnish on the date of the Participant’s Separation from Service.
     (c) A Participant will be deemed to be directly or indirectly engaged, interested or connected with a business or venture if the Participant is a stockholder, partner, proprietor, officer, director, consultant, agent or employee of such business or venture or an investor who, directly or indirectly, has advanced on loan, contributed to capital or expended for the purchase of stock an amount or amounts constituting five percent (5%) or more of the capital or assets of such business or venture.
Article 8 — Tax Withholding
     The Company or any Affiliate, as applicable, will withhold from other amounts owed to a Participant or require the Participant to remit to the Company or the Affiliate, as applicable, an amount sufficient to satisfy federal, state and local tax withholding requirements with respect to any Plan benefit or the vesting, payment or cancellation of any Plan benefit.
Article 9 — Beneficiaries
9.01 Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Committee. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending the Participant’s previous designation in a form prescribed by the Committee. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s surviving spouse or, if there is no surviving spouse, the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.
9.02 Lost Participant and/or Beneficiary. All Participants and beneficiaries shall have the obligation to keep the Committee informed of their current address until such time as all benefits due have been paid. Under no circumstances shall any amount under this Plan escheat to any governmental authority.
Article 10 — Prohibition Against Funding
     If any investment is acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Company or any of its Affiliates and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Company or its Affiliates, subject to the claims of their general creditors. Neither the Company nor its Affiliates are required to segregate any assets into a fund established exclusively to pay benefits under this Plan. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and his or her beneficiaries shall be required to look to the provisions of this Plan and to the Company or its Affiliates for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company and its Affiliates. The Company or any of its Affiliates shall be designated the owner and beneficiary of any investment acquired in connection with their obligations under this Plan.
Article 11 — Claims Procedure
     (a) Any Participant or beneficiary or estate of a Participant (the “claimant”) who believes that he, she, or it is entitled to an unpaid Plan benefit or that wishes to resolve a dispute or disagreement which arises under, or in any way relates to, the interpretation or construction of the Plan may file a claim with the Committee.
     (b) If the claim is wholly or partially denied, the Committee will, within a reasonable period of time, and within ninety (90) days of the receipt of such claim, or if the claim is a claim on account of Disability, within forty-five (45) days of the receipt of such claim, provide the claimant with written notice of the denial setting forth in a manner calculated to be understood by the claimant:
(i)	The specific reason or reasons for which the claim was denied;

(ii)	Specific reference to pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the claim;

(iii)	A description of any additional material or information that the claimant may file to perfect the claim and an explanation of why this material or information is necessary;

(iv)	An explanation of the Plan’s claims review procedure and the time limits applicable to such procedure and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review; and

(v)	In the case of an adverse determination of a claim on account of Disability, the information to the claimant shall include, to the extent necessary, the information set forth in Department of Labor Regulation Section 2560.503-1(g)(1)(v).
If special circumstances require the extension of the forty-five (45) day or ninety (90) day period described above, the claimant will be notified before the end of the initial period of the circumstances requiring the extension and the date by which the Committee expects to reach a decision. Any extension for deciding a claim will not be for more than an additional ninety (90) day period, or if the claim is on account of Disability, for not more than two additional thirty (30) day periods.
     (c) If a claim has been wholly or partially denied, the affected claimant, or such claimant’s authorized representative, may:
(i)	Request that the Committee reconsider its initial denial by filing a written appeal within sixty (60) days after receiving written notice that all or part of the initial claim was denied (one hundred eighty (180) days in the case of a denial of a claim on account of Disability);

(ii)	Review pertinent documents and other material upon which the Committee relied when denying the initial claim; and

(iii)	Submit a written description of the reasons for which the claimant disagrees with the Committee’s initial adverse decision.
An appeal of an initial denial of benefits and all supporting material must be made in writing within the time periods described above and directed to the Committee. The Committee is solely responsible for reviewing all benefit claims and appeals and taking all appropriate steps to implement its decision.
The Committee’s decision on review will be sent to the claimant in writing and will include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions, rules, procedures or protocols upon which the Committee relied to deny the appeal. The Committee will consider all information submitted by the claimant, regardless of whether the information was part of the original claim. The decision will also include a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

The Committee’s decision on review will be made not later than sixty (60) days (forty-five (45) days in the case of a claim on account of Disability) after his or her receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered as soon as possible, but not later than one hundred and twenty (120) days (ninety (90) days in the case of a claim on account of Disability) after receipt of the request for review. This notice to the claimant will indicate the special circumstances requiring the extension and the date by which the review official expects to render a decision and will be provided to the claimant prior to the expiration of the initial forty-five (45) day or sixty (60) day period.
Notwithstanding the foregoing, in the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by a named fiduciary who is neither the individual who made the benefit determination nor a subordinate of such person; and (ii) no deference shall be given to the initial benefit determination. For issues involving medical judgment, the named fiduciary must consult with an independent health care professional who may not be the health care professional who decided the initial claim.
To the extent permitted by law, the decision of the claims official (if no review is properly requested) or the decision of the review official on review, as the case may be, will be final and binding on all parties. No legal action for benefits under the Plan will be brought unless and until the claimant has exhausted such claimant’s remedies under this Article 11.
Article 12 — General Provisions
12.01 Administration.
     (a) The Committee is expressly empowered to deposit amounts into the Trust Fund; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Company or any of its Affiliates it deems necessary to determine whether the Company or any Affiliate would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties under the Plan.
     (b) The Committee shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.
     (c) The Committee shall be indemnified and saved harmless by the Company from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as administrator in good faith in the administration of the Plan and, if applicable, the Trust Fund, including all expenses reasonably incurred in its defense in the event the Company fails to provide such defense upon the request of the Committee.
     (d) In exercising its authority under this Plan, the Committee may allocate all or any part of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked at any time.
12.02 No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such attempt shall be invalid and such benefit or payment, in the discretion of the Committee, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.
12.03 No Employment Rights. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.
12.04 Other Benefits. The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.
12.05 Satisfaction of Participant Debt. The Company may, in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(j)(4)(xiii), accelerate the time or schedule of a payment, or a payment may be made under the Plan, as satisfaction of a debt of a Participant to the Company or any Affiliate, where such debt is incurred in the ordinary course of the service relationship between the Company or an Affiliate and the Participant, the entire amount of reduction in any of the Company’s taxable years does not exceed five thousand dollars ($5,000) and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant. Notwithstanding the foregoing, the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied by payments made under this Section 12.05. By participating in the Plan, the Participant agrees to any deduction or payments under this Section 12.05.
12.06 Expenses. All expenses incurred in the administration of the Plan, whether incurred by the Company, an Affiliate or the Plan, shall be paid by the Company and its Affiliates.

12.07 Amendment, Modification, Suspension or Termination. The Company may, at any time, in its sole discretion, amend, modify, suspend or terminate the Plan in whole or in part, except that no such amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Account. Except as otherwise provided in this Section 12.07, in the event that this Plan is terminated, the distribution of the amounts credited to a Participant’s Account shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to termination as if the Plan had not been terminated. Notwithstanding anything in the Plan to the contrary, the Company, in its sole discretion, may distribute a Participant’s Account in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix).
12.08 Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Committee, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.
12.09 Governing Law. This Plan shall be governed by, construed and administered under the laws of Ohio, other than its laws respecting choice of law. Except as set forth in Article 11, any action or claim arising out of this Plan must be brought in the United States District Court for the Northern District of Ohio.
12.10 Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included herein. If the inclusion of any employee (or employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA or Section 409A of the Code, then the Plan shall be severed with respect to such employee or employees, who shall be considered to be participating in a separate arrangement.
12.11 Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.
12.12 Section 409A Compliance. It is intended that this Plan comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder and, to the maximum extent permitted by law, this Plan shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, its Affiliates, the Board or the Committee shall have liability to any Participant for a failure to comply with the requirements of Section 409A of the Code.
12.13 Payments Upon Income Inclusion Under Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, the Company may accelerate the time or schedule of a payment to a Participant at any time the Plan fails to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
     IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officer as of this 3rd day of October, 2008.

FIRSTMERIT CORPORATION

By:	/s/ Christopher J. Maurer

Title:	Executive Vice President – H.R.